Exhibit 10-P-19

World Headquarters
One American Road
Dearborn, MI 48126-2701 USA

[Date]
To:         [Name]

Subject:    Incentive Grant Opportunity

The Compensation Committee of the Board of Directors approved a new incentive opportunity to be delivered as a stock-based award within the framework of the Long-Term Incentive program. You have been selected to participate in this program because of your role in leading efforts toward achieving the Company's critical priorities.

Stock-Based Award Value
The total value of your award opportunity will be delivered in time-based Restricted Stock Units (RSUs):

Total value:

Time-Based RSU value:              [ ]
Number of Time-Based RSUs*:         [ ]

The RSUs will vest after [one/two/three-] year/s from the date of grant/[x]% of the RSU Grant will vest after one year from the date of grant; [x]% of the RSU Grant will vest after two years from the date of grant; and [x]% of the RSU Grant will vest after three years from the date of grant. As soon as feasible after the end of the restriction period, the RSUs will be converted to shares of Ford Motor Company Common Stock, less shares withheld to cover applicable taxes. The resulting shares will be placed in an account in your name.

Your RSU award is made under the 2008 Long-Term Incentive Plan and is subject to its terms and conditions. Additional information regarding all of your stock-based awards is available on HR ONLINE. If you have further questions regarding your award, please contact [Name] at [Phone Number].

Your continued leadership is greatly appreciated and is essential to the success of achieving critical Company priorities.

*The number of time-based RSUs is based on the FMV of [ ] of Ford Common Stock on [date of grant] truncated to the nearest whole share.